Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated February 24, 2026 to Prospectus dated October 31, 2025

Registration No. 333-291190

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

February 24, 2026

	2026 Series A 4.95% Senior Notes due 2036	2026 Series B 5.70% Senior Notes due 2056
Principal Amount:	$1,250,000,000	$850,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	A3 (stable outlook) / BBB+ (stable outlook) / A (stable outlook)	A3 (stable outlook) / BBB+ (stable outlook) / A (stable outlook)

Trade Date:	February 24, 2026	February 24, 2026

Settlement Date (T+4)**:	March 2, 2026	March 2, 2026

Final Maturity Date:	March 15, 2036	March 15, 2056

Interest Payment Dates:	March 15 and September 15	March 15 and September 15

First Interest Payment Date:	September 15, 2026	September 15, 2026

Optional Redemption:	Make Whole Call at T+15 bps prior to December 15, 2035; Par Call on or after December 15, 2035	Make Whole Call at T+20 bps prior to September 15, 2055; Par Call on or after September 15, 2055

Tax Credit Event Redemption:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (any notice of redemption may be issued by the later of (a) December 31, 2026 and (b) six months from the date of issuance)	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (any notice of redemption may be issued by the later of (a) December 31, 2026 and (b) six months from the date of issuance)

Benchmark Treasury:	4.125% due February 15, 2036	4.625% due November 15, 2055

Benchmark Treasury Yield:	4.039%	4.697%

Spread to Benchmark Treasury:	+95 bps	+105 bps

Reoffer Yield:	4.989%	5.747%

Coupon:	4.95%	5.70%

Price to Public:	99.693% of the principal amount	99.328% of the principal amount

Proceeds to the Company Before Expenses:	99.043% of the principal amount	98.453% of the principal amount

CUSIP/ISIN:	927804 GX6/US927804GX64	927804 GY4/US927804GY48

Joint Book-Running Managers:	BofA Securities, Inc., CIBC World Markets Corp., MUFG Securities Americas Inc., Santander US Capital Markets LLC, Truist Securities, Inc., Wells Fargo Securities, LLC, Capital One Securities, Inc., KeyBanc Capital Markets Inc., PNC Capital Markets LLC and SMBC Nikko Securities America, Inc.

Co-Managers:	Academy Securities, Inc. and Loop Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated February 24, 2026, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

BofA Securities, Inc.	1-800-294-1322 (toll-free)
CIBC World Markets Corp.	1-800-282-0822 (toll-free)
MUFG Securities Americas Inc.	1-877-649-6848 (toll-free)
Santander US Capital Markets LLC	1-855-403-3636 (toll-free)
Truist Securities, Inc.	1-800-685-4786 (toll-free)
Wells Fargo Securities, LLC	1-800-645-3751 (toll-free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Senior Notes will be made against payment for the Senior Notes on the Settlement Date, which will be the fourth business day following the date of this final term sheet (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this final term sheet or the next succeeding two business days will be required, by virtue of the fact that the Senior Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.